UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 30, 2016

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey		08540
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (732) 243-9250

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 30, 2016, Ameri Holdings, Inc. (the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) with Lone Star Value Investors, LP (“LSV”), pursuant to which the 5% Unsecured Convertible Note (the “Note”) previously issued by the Company to LSV was returned to the Company and cancelled in exchange for 363,611 shares of the Company’s 9.00% Series A Cumulative Preferred Stock, par value $0.01 per share (the “Preferred Stock”), which is non-convertible and perpetual preferred stock of the Company. As a result of the exchange transaction, no principal or interest remained outstanding or payable under the Note and the Note was no longer convertible into shares of common stock of the Company. In connection with the exchange transaction, the Company and certain of its subsidiaries entered into a Consent and Amendment No. 3 to Loan and Security Agreement with Sterling National Bank, pursuant to which the bank provided its consent to the exchange transaction and waived compliance by the Company with certain covenants contained in the Company’s credit facility with the bank.

The parties to the Exchange Agreement made customary representations, warranties and covenants therein. The foregoing description of the Exchange Agreement is included to provide information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Exchange Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Shares of Equity Securities.

As described under Item 1.01 of this Current Report on Form 8-K, on December 30, 2016, the Company issued 363,611 shares of the Preferred Stock to LSV in exchange for the return and cancellation of the Note. The Preferred Stock was issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act as a private offering. Such issuance did not involve a public offering, and was made without general solicitation or advertising. In addition to compliance with securities laws, sales of these shares are subject to restricted stock provisions contained in the Exchange Agreement.

Item 3.03.	Material Modification to Rights of Security Holders.

The filing of the Certificate of Designation (defined below) and the issuance of the Preferred Stock affects the holders of the Company’s common stock to the extent provided for in the Certificate of Designation. The information included in Item 5.03 of this Current Report on Form 8-K, including the description of the Certificate of Designation, is also incorporated by reference into this Item 3.03 of this Current Report on Form 8-K.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 30, 2016, the Company filed a Certificate of Designation of Rights and Preferences (the “Certificate of Designation”) to its Certificate of Incorporation for the Preferred Stock with the Secretary of State of the State of Delaware with respect to 700,000 shares of Preferred Stock. Pursuant to the Certificate of Designation, except upon a change of control of the Company, the Preferred Stock is not convertible into, or exchangeable for, any of the Company’s other property or securities. The Preferred Stock may not be redeemed before December 31, 2017, at or after which time the Preferred Stock may be redeemed at the Company’s option for $50.00 per share in cash. In the event of a change of control of the Company, the Preferred Stock will be redeemable at the option of the Company (or the acquiring entity) in whole but not in part at $50.00 per share, plus accrued and unpaid dividends. There is no mandatory redemption of the Preferred Stock. The Certificate of Designation provides for the payment of cash dividends on the Preferred Stock at a rate of 9.00% per annum, provided that the Company may pay dividends in-kind through the issuance of additional shares to holders of the Preferred Stock at a rate per annum equal to 11.00% per annum, at the sole option of the Company, for up to four quarterly dividend periods in any consecutive 36-month period, determined on a rolling basis. See the Certificate of Designation for additional information relating to the payment of dividends, voting rights, the ranking of the Preferred Stock in comparison with the Company’s other securities, and other matters.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 3.1	Certificate of Designation of Rights and Preferences of 9.00% Series A Cumulative Preferred Stock.
Exhibit 10.1	Exchange Agreement, dated as of December 30, 2016, between Ameri Holdings, Inc. and Lone Star Value Investors, LP.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2017	AMERI HOLDINGS, INC.

	By:	/s/ Giri Devanur
Giri Devanur
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 3.1	Certificate of Designation of Rights and Preferences of 9.00% Series A Cumulative Preferred Stock.
Exhibit 10.1	Exchange Agreement, dated as of December 30, 2016, between Ameri Holdings, Inc. and Lone Star Value Investors, LP.